Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2013 RESULTS;

PROVIDES 1st QUARTER AND UPDATED FULL YEAR 2014 OUTLOOK

Boca Raton, Florida, February 25, 2014

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2013. Highlights of the results include:

Fourth quarter over year earlier period:

•	Site leasing revenue growth of 12%

•	Tower Cash Flow growth of 16%

•	Net loss decreased from $53 million to $19 million

•	Adjusted EBITDA growth of 18%

•	AFFO Per Share growth of 22%

“We ended 2013 with a strong fourth quarter,” commented Jeffrey A. Stoops, President and CEO. “Our U.S. business was very busy, with our wireless customers continuing the strong pace of equipment installation that we have experienced all through the year. That strong pace has continued into 2014. We grew our international business materially in the fourth quarter, primarily in Brazil, where we closed one large acquisition with Oi and agreed to another large acquisition which is scheduled to close March 31. With that transaction and others, we expect to grow our site portfolio by over 10% in 2014. With continued expected strength in organic growth and material portfolio growth, we are able to increase key elements of our 2014 Outlook. We are expecting another strong year for SBA in 2014.”

Operating Results

Total revenues in the fourth quarter of 2013 were $335.4 million compared to $293.8 million in the year earlier period, an increase of 14.0%. Site leasing revenue of $292.5 million (including $9.8 million of pass through reimbursable expenses) was up 12.1% over the year earlier period. Site leasing Segment Operating Profit of $225.7 million increased 13.6% over the year earlier period. Site leasing contributed 96.1% of the Company’s total Segment Operating Profit in the fourth quarter of 2013. Site development revenues were $42.9 million in the fourth quarter of 2013 compared to $33.1 million in the year earlier period, a 29.6% increase. Site development Segment Operating Profit Margin was 21.4% in the fourth quarter of 2013 compared to 17.6% in the year earlier period.

Tower Cash Flow for the fourth quarter of 2013 was $217.6 million, a 16.4% increase over the year earlier period. Tower Cash Flow Margin for the fourth quarter of 2013 was 78.3% compared to 77.7% in the year earlier period.

Net loss for the fourth quarter of 2013 was $19.2 million or $0.15 per share compared to a $52.6 million loss or $0.42 per share in the year earlier period.

Adjusted EBITDA in the fourth quarter of 2013 was $209.4 million compared to $177.0 million in the year earlier period, an increase of 18.3%. Adjusted EBITDA Margin was 65.3% in the fourth quarter of 2013 compared to 64.7% in the year earlier period.

Net Cash Interest Expense was $63.3 million in the fourth quarter of 2013 compared to $58.8 million in the year earlier period.

AFFO increased 23.1% to $139.1 million in the fourth quarter of 2013 compared to $112.9 million in the year earlier period. AFFO per share increased 21.6% to $1.07 in the fourth quarter of 2013 compared to $0.88 in the year earlier period.

Investing Activities

During the fourth quarter of 2013, SBA purchased 2,138 communication sites for $321.1 million in cash. SBA also built 119 communication sites during the fourth quarter of 2013. As of December 31, 2013, SBA owned or operated 20,079 communication sites. In addition, the Company spent $15.0 million to purchase land and easements and to extend lease terms with respect to land underlying its communication sites. Total cash capital expenditures for the fourth quarter of 2013 were $403.9 million, consisting of $5.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $398.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, communication site acquisitions and related earn-outs, purchasing land and easements, and capital expenditures associated with the purchase of a new headquarters building).

Subsequent to the fourth quarter of 2013, the Company acquired 154 communication sites and related assets and liabilities for an aggregate consideration of $230.1 million in cash. Including the Oi transaction which is anticipated to close on March 31, 2014, the Company has agreed to purchase 2,059 communication sites for an aggregate amount of $683.8 million. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2014.

Financing Activities and Liquidity

SBA ended the fourth quarter with $5.9 billion of total debt, $174.9 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $5.7 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.8x and 4.4x, respectively.

On February 7, 2014, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, obtained a new delayed draw $1.5 billion, seven-year, senior secured Term Loan B (the “2014 Term Loan B”) under its existing Senior Credit Agreement. The 2014 Term Loan B was issued at 99.75% of par value and will mature in March 2021. It accrues interest, at the Company’s election, at either the Base Rate plus 1.50% per annum (with a Base Rate floor of 1.75%) or the Eurodollar Rate plus 2.50% per annum (with a Eurodollar Rate floor of 0.75%). The first funding of $750 million occurred February 7, 2014, and the second funding is expected to occur in March 2014. Principal of the 2014 Term Loan B is to be repaid in equal quarterly installments in March, June, September, and December (commencing in June 2014) in an aggregate amount equal to $3.8 million per quarter with the remaining balance payable upon maturity in March 2021.

Net proceeds from the 2014 Term Loan B were used to (1) repay in full the remaining $180.5 million balance of the 2011 Term Loan B, (2) repay in full the remaining $110.0 million balance of the 2012-2 Term Loan B, and (3) to repay the $390.0 million outstanding balance under the Company’s Revolving Credit Facility. The remaining net proceeds will be used (1) to pay the cash consideration in connection with SBA’s previously announced acquisition of 2,007 communication sites from Oi S.A. in Brazil and (2) for general corporate purposes.

As of the date of this press release, the Company had no amounts outstanding under the Revolving Credit Facility, and the amount available under the facility was $770.0 million, subject to compliance with specified financial ratios and the satisfaction of other customary conditions to borrowing.

During the fourth quarter, the Company settled its remaining obligations for the warrants sold in connection with the 1.875% Notes for $55.5 million in cash and 192,516 shares of its Class A Common Stock.

During the fourth quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its first quarter 2014 Outlook and updating its Full Year 2014 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2014 Outlook assumes approximately $44.0 million of non-cash straight-line leasing revenue. The 2014 Outlook for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and AFFO includes an assumed negative impact of $16.2 million associated with iDEN lease terminations, which from a timing perspective have been assumed to occur on the basis least favorable to SBA per previously negotiated contractual rights. The 2014 Outlook assumes the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2014 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2014 guidance. The Company’s Full Year 2014 Outlook includes new tower builds in the U.S. and internationally of 400 to 420 communication sites. The Full Year 2014 Outlook includes the impact of the 2014 Term Loan B and also contemplates approximately $1.3 billion of new financing during 2014 at an estimated annual interest rate of 4.0% with proceeds being used to (i) call the Company’s 8.25% Senior Notes in August 2014, and (ii) settle for cash all of the obligations under the Company’s 4.0% Convertible Senior Notes due October 1, 2014 and the related warrants upon maturity. Finally, the Company’s Outlook also assumes an average foreign currency exchange rate of 2.40 Brazilian Reais to 1.0 U.S. Dollar for the first quarter of 2014 and Full Year 2014.

	Quarter ending March 31, 2014			Full Year 2014
	($‘s in millions)
Site leasing revenue (1)	$300.5	to	$305.5	$1,281.0	to	$1,301.0
Site development revenue	$27.0	to	$32.0	$120.0	to	$140.0
Total revenues	$327.5	to	$337.5	$1,401.0	to	$1,441.0
Tower Cash Flow	$226.5	to	$231.5	$962.0	to	$982.0
Adjusted EBITDA	$212.5	to	$217.5	$909.0	to	$929.0
Net cash interest expense (2)	$65.0	to	$67.0	$279.0	to	$289.0
Non-discretionary cash capital expenditures (3)	$5.0	to	$6.0	$20.0	to	$25.0
AFFO	$138.0	to	$146.0	$589.0	to	$625.0
Discretionary cash capital expenditures (4)	$940.0	to	$960.0	$1,120.0	to	$1,150.0

(1)	The Company’s Outlook for site leasing revenue reflects $10.0 and $ 40.0 million of pass through reimbursable expenses, at the midpoint, for the quarter ending March 31, 2014 and full year 2014 Outlook, respectively.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions and related earn-outs, ground lease purchases, and capital expenditures associated with the purchase of a new corporate headquarters building. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Wednesday, February 26, 2014 at 10:00 AM (Eastern) to discuss the quarterly results. The call may be accessed as follows:

When:	Wednesday, February 26, 2014 at 10:00 AM (Eastern)

Dial-in number:	(800) 398-9386

Conference call name:	SBA Fourth Quarter Results

Replay:	February 26, 2014 at 12:30 PM through March 12, 2014 at 11:59 PM
(Eastern)

Number:	USA (800) 475-6701, International (320) 365-3844

Access Code:	317301

Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued strength in the leasing and services segments for 2014, (ii) portfolio and organic growth for 2014, both domestically and internationally, (iii) the Company’s financial and operational guidance for the first quarter of 2014 and full year 2014 and the ability to improve upon its full year 2014 Outlook, (iv) timing for closing for currently pending acquisitions, including the Oi transaction, (v) spending additional capital in 2014 on acquiring revenue producing assets not yet identified or under contract, (vi) customer activity levels during 2014, (vii) Brazil’s foreign exchange rates, (viii) the impact associated with iDEN lease terminations, and (ix) the amount and terms of any future financing and that such financing will be sufficient for its anticipated uses. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2013.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired communication sites into its business and to achieve the financial results projected in its valuation models for the acquired communication sites; (3) the Company’s ability to refinance its 8.25% Senior Notes, and its 4.0% Notes on expected terms; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (9) the Company’s ability to acquire land underneath communication sites on terms that are accretive; (10) the Company’s ability to realize economies of scale from its communication sites portfolio; (11) the Company’s ability to comply with covenants and the terms of its credit instruments; (12) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular; (13) the continued dependence on communications sites and outsourced site development services by the wireless carriers; and (14) the Company’s ability to protect its rights to land under its communication sites. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 400 to 420 communication sites in 2014. With respect to its expectations regarding the ability to close pending communication site acquisitions, these factors also include satisfactorily completing due diligence, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months		For the fiscal year
	ended December 31,		ended December 31,
	2013	2012	2013	2012
	(unaudited) (unaudited)		(unaudited)
Revenues:
Site leasing	$292,525	$260,762	$1,133,013	$846,094
Site development	42,871	33,079	171,853	107,990

Total revenues	335,396	293,841	1,304,866	954,084

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	66,844	62,164	270,772	188,951
Cost of site development	33,693	27,263	137,481	90,556
Selling, general, and administrative (1)	21,710	19,625	85,476	72,148
Acquisition related expenses	7,821	18,558	19,198	40,433
Asset impairment and decommission costs	12,555	3,828	28,960	6,383
Depreciation, accretion, and amortization	133,328	131,357	533,334	408,467

Total operating expenses	275,951	262,795	1,075,221	806,938

Operating income	59,445	31,046	229,645	147,146

Other income (expense):
Interest income	182	709	1,794	1,128
Interest expense	(63,482)	(59,513)	(249,051)	(196,241)
Non-cash interest expense	(9,934)	(17,829)	(49,085)	(70,110)
Amortization of deferred financing fees	(4,053)	(3,576)	(15,560)	(12,870)
Loss from extinguishment of debt, net	(336)	(2,007)	(6,099)	(51,799)
Other income (expense)	(3,736)	422	31,138	5,654

Total other expense	(81,359)	(81,794)	(286,863)	(324,238)

Loss before provision for income taxes	(21,914)	(50,748)	(57,218)	(177,092)

Benefit (provision) for income taxes	2,750	(1,786)	1,309	(6,594)

Net loss from continuing operations	(19,164)	(52,534)	(55,909)	(183,686)

Income (loss) from discontinued operations, net of income taxes	—	(52)	—	2,296

Net loss	(19,164)	(52,586)	(55,909)	(181,390)

Net loss attributable to the noncontrolling interest	—	97	—	353

Net loss attributable to SBA Communications Corporation	$(19,164)	$(52,489)	$(55,909)	$(181,037)

Basic and diluted per common share amounts:
Loss from continuing operations	$(0.15)	$(0.42)	$(0.44)	$(1.53)
Income from discontinued operations	—	—	—	0.02

Net loss per common share	$(0.15)	$(0.42)	$(0.44)	$(1.51)

Basic and diluted weighted average number of common shares	128,406	126,598	127,769	120,280

(1)	Includes non-cash compensation of $4,139 and $3,328 for the three months ended December 31, 2013 and 2012, respectively, and $16,975 and $13,781 for the fiscal year ended December 31, 2013 and 2012, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$122,112	$233,099
Restricted cash	47,305	27,708
Short-term investments	5,446	5,471
Accounts receivable, net of allowance of $686 and $246 at December 31, 2013 and 2012, respectively	71,339	39,099
Costs and estimated earnings in excess of billings on uncompleted contracts	27,864	23,644
Prepaid and other current assets	69,586	59,836

Total current assets	343,652	388,857

Property and equipment, net	2,578,444	2,671,317
Intangible assets, net	3,387,198	3,134,133
Deferred financing fees, net	73,042	66,324
Other assets	400,852	355,280

Total assets	$6,783,188	$6,615,911

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,302	$27,694
Accrued expenses	86,131	42,052
Current maturities of long-term debt	481,886	475,351
Deferred revenue	94,658	76,668
Accrued interest	46,689	46,233
Other current liabilities	14,007	195,690

Total current liabilities	747,673	863,688

Long-term liabilities:
Long-term debt	5,394,721	4,880,752
Other long-term liabilities	283,828	206,769

Total long-term liabilities	5,678,549	5,087,521

Redeemable noncontrolling interests	—	11,711

Shareholders’ equity:
Preferred stock - par value $.01,30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01,400,000 shares authorized, 128,432 and shares issued and outstanding at December 31, 2013 and 2012, respectively	1,284	1,269
Additional paid-in capital	2,907,446	3,111,107
Accumulated deficit	(2,518,085)	(2,462,176)
Accumulated other comprehensive income (loss), net	(33,679)	2,791

Total shareholders’ equity	356,966	652,991

Total liabilities and shareholders’ equity	$6,783,188	$6,615,911

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months
	ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,164)	$(52,586)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income taxes	—	52
Depreciation, accretion, and amortization	133,328	131,357
Non-cash interest expense	9,934	17,829
Deferred income tax (benefit) expense	(3,972)	(96)
Non-cash asset impairment and decommission costs	10,722	3,828
Non-cash compensation expense	4,195	3,382
Amortization of deferred financing fees	4,053	3,576
Loss from extinguishment of debt, net	336	2,007
Other non-cash items reflected in the Statements of Operations	157	(844)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	5,434	(4,584)
Prepaid and other assets	(12,836)	(34,375)
Accounts payable and accrued expenses	(3,371)	1,115
Accrued interest	4,514	11,226
Other liabilities	21,209	21,503

Net cash provided by operating activities	154,539	103,390

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(338,338)	(1,275,666)
Capital expenditures	(65,520)	(38,804)
Proceeds from sale of DAS networks	—	5,700
Return of principal on long-term notes	26,000	—
Other investing activities	2,114	(1,088)

Net cash used in investing activities	(375,744)	(1,309,858)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Revolving Credit Facility	215,000	100,000
Repayment of Term Loans	(2,500)	(3,750)
Proceeds from employee stock purchase/stock option plans	38	10,207
Payments on settlement of convertible debt	—	(107,493)
Payments for settlement of common stock warrants	(55,488)	—
Other financing activities	291	(1,657)

Net cash provided by (used in) financing activities	157,341	(2,693)

Effect of exchange rate changes on cash and cash equivalents	(3,433)	1,267
Net cash provided by discontinued operations Operating Activities:	—	(52)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(67,297)	(1,207,946)
CASH AND CASH EQUIVALENTS:
Beginning of period	189,409	1,441,045

End of period	$122,112	$233,099

	For the three	For the fiscal
	months ended	year ended
	December 31, 2013	December 31, 2013
	(in thousands)
Tower new build construction	$21,724	$77,427
Tower upgrades/augmentations	14,850	47,970
Purchase of headquarters building	23,294	24,516
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	3,377	12,909
General corporate expenditures	2,275	6,071

Total non-discretionary capital expenditures	5,652	18,980

Total capital expenditures	$65,520	$168,893

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, and Segment Operating Profit Margin; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, 8.25% Notes, 5.625% Notes, and 5.75% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months		For the three months
	ended December 31,		ended December 31,
	2013	2012	2013	2012
	(in thousands)
Segment revenue	$292,525	$260,762	$42,871	$33,079
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(66,844)	(62,164)	(33,693)	(27,263)

Segment operating profit	$225,681	$198,598	$9,178	$5,816

Segment operating profit margin	77.1%	76.2%	21.4%	17.6%

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months
	ended December 31,
	2013	2012
	(in thousands)
Site leasing revenue	$292,525	$260,762
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(66,844)	(62,164)

Site leasing segment operating profit	225,681	198,598
Non-cash straight-line leasing revenue	(14,721)	(20,100)
Non-cash straight-line ground lease expense	6,635	8,464

Tower Cash Flow	$217,595	$186,962

The calculation of Tower Cash Flow Margin is as follows:

	For the three months
	ended December 31,
	2013	2012
	(in thousands)
Site leasing revenue	$292,525	$260,762
Non-cash straight-line leasing revenue	(14,721)	(20,100)

Site leasing revenue minus non-cash straight-line leasing revenue	$277,804	$240,662

Tower Cash Flow	$217,595	$186,962

Tower Cash Flow Margin	78.3%	77.7%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months
	ended December 31,
	2013	2012
	(in thousands)
Net loss	$(19,164)	$(52,586)
Non-cash straight-line leasing revenue	(14,721)	(20,100)
Non-cash straight-line ground lease expense	6,635	8,464
Non-cash compensation	4,195	3,382
Loss from extinguishment of debt, net	336	2,007
Other (income) expense	3,736	(422)
Acquisition related expenses	7,821	18,558
Asset impairment and decommission costs	12,555	3,828
Interest income	(182)	(709)
Total interest expense (1)	77,469	80,918
Depreciation, accretion, and amortization	133,328	131,357
Provision for taxes (2)	(2,628)	2,267
Income from discontinued operations	—	52

Adjusted EBITDA	$209,380	$177,016

Annualized Adjusted EBITDA (3)	$837,520	$708,064

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended December 31, 2013 and 2012, these amounts included $ 122 and $481, respectively, of franchise taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended December 31,
	2013	2012
	(in thousands)
Total revenues	$335,396	$293,841
Non-cash straight-line leasing revenue	(14,721)	(20,100)

Total revenues minus non-cash straight-line leasing revenue	$320,675	$273,741

Adjusted EBITDA	$209,380	$177,016

Adjusted EBITDA Margin	65.3%	64.7%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months
	ended December 31,
	2013	2012
	(in thousands)
Net loss	$(19,164)	$(52,586)
Plus: Net loss from discontinued operations	—	52
Adjusted tax provision (1)	(3,964)	947
Real estate related depreciation, amortization, and accretion	132,116	130,356

FFO	$108,988	$78,769

Adjustments to FFO:
Non-cash straight-line leasing revenue	(14,721)	(20,100)
Non-cash straight-line ground lease expense	6,635	8,464
Non-cash compensation	4,195	3,382
Non-real estate related depreciation, amortization, and accretion	1,212	1,001
Amortization of deferred financing costs and debt discounts	13,987	21,406
Loss from extinguishment of debt, net	336	2,007
Other (income) expense	3,736	(422)
Acquisition related expenses	7,821	18,558
Asset impairment and decommission costs	12,555	3,828
Non-discretionary cash capital expenditures	(5,652)	(3,944)

AFFO	$139,092	$112,949

Weighted average number of common shares (2)	129,631	128,109

AFFO per share	$1.07	$0.88

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

December 31,
2013
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
Revolving Credit Facility	215,000
2011 Term Loan B (carrying value of $180,234)	180,529
2012-1 Term Loan A	185,000
2012-2 Term Loan B (carrying value of $109,745)	109,971

Total secured debt	3,860,500

4.0% Convertible Senior Notes (carrying value of $468,394)	499,944
8.25% 2019 Senior Notes (carrying value of $242,387)	243,750
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
BNDES Loans	5,847

Total unsecured debt	2,049,541

Total debt	$5,910,041

Leverage Ratio
Total debt	$5,910,041
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(174,863)

Net debt	$5,735,178

Divided by: Annualized Adjusted EBITDA	$837,520

Leverage Ratio	6.8x

Secured Leverage Ratio
Total secured debt	$3,860,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(174,863)

Net Secured Debt	$3,685,637

Divided by: Annualized Adjusted EBITDA	$837,520

Secured Leverage Ratio	4.4x